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                                                               Exhibit 5.1, 23.3

                                  July 23, 1997


Outdoor Systems, Inc.
2502 North Black Canyon Highway
Phoenix, AZ  85009

                              Outdoor Systems, Inc.
           8-7/8% Senior Subordinated Exchange Notes due June 15, 2007

Ladies and Gentlemen:

         We have served as counsel to Outdoor Systems, Inc., a Delaware corporation (the "Company"), in connection with the offer to exchange (the "Exchange Offer") up to 500,000,000 aggregate principal amount of registered 8-7/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") for a like principal amount of the Company's 8-7/8% Senior Subordinated Notes due 2007 issued and sold in a Rule 144A offering (the "Existing Notes", and, together with the Exchange Notes, the "Notes") pursuant to the Registration Statement on Form S-4 filed by the Company and Outdoor Systems Painting, Inc., an Arizona corporation, OS Baseline, Inc., an Arizona corporation, OS Advertising of Texas Painting, Inc., a Texas corporation, Decade Communications Group, Inc., a Colorado corporation, Bench Advertising Company of Colorado, Inc., a Colorado corporation, New York Subways Advertising Co., Inc., an Arizona corporation, OS Bus, Inc., a Georgia corporation, and Outdoor Systems (New York), Inc., a New York corporation (individually a "Guarantor" and collectively, the "Guarantors"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on July 9, 1997 (which Registration Statement, amended by Amendment No. 1 thereto filed July 23, 1997 is referred to herein as the "Registration Statement"). The Exchange Notes will be issued by the Company pursuant to the terms of the Indenture dated as of June 23, 1997 (the "Indenture") between the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). In connection with the Registration Statement, we have been requested to render our opinion as to the legality of the securities being registered thereunder. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

         In this capacity, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following: (i) the Indenture; (ii) the Registration Statement (including the exhibits thereto); (iii) a specimen of the Notes and the related guarantees of the Notes by the Guarantors (the "Guarantees"); (iv) the Certificate of Incorporation and Bylaws of the Company and the Articles of Incorporation and Bylaws of each of the Guarantors; (v) certain corporate records of the Company and the Guarantors; and (vi) such other documents, records, certificates of officers of the Company and the Guarantors and certificates of public officials as we
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Outdoor Systems, Inc.
July 23, 1997
Page 2

have deemed appropriate for the purpose of providing the opinions set forth below.

         In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry (a) the legal capacity of all natural persons executing documents, (b) the authenticity of all documents submitted to us as originals, (c) the genuineness of all signatures on all documents that we have examined (other than those of the officers of the Company and the Guarantors) and (d) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies. As to all questions of fact material to the opinions specified herein, we have relied upon certificates of officers of the Company and certificates of the officers of each of the Guarantors. With respect to certificates of public officials, we have assumed that all such certificates are accurate and properly given and have relied on the factual matters set forth in such certificates.

         In rendering the opinions set forth below, we have assumed that the Exchange Notes and Guarantees will be issued as described in the Registration Statement.

         Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

         1. Assuming due authorization, execution and delivery by the Trustee, the Indenture represents a valid and binding obligation of the Company and the Guarantors enforceable against each of the Company and the Guarantors in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         2. When issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         3. When issued and delivered in accordance with the terms of the Indenture, the Guarantees will be the legal, valid and binding obligation of the Guarantors enforceable against the Guarantors in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, that are currently in effect.
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Outdoor Systems, Inc.
July 23, 1997
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         We hereby consent to the use of our name in the Registration Statement and in the Prospectus therein as the same appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.


                                       Very truly yours,



                              POWELL, GOLDSTEIN, FRAZER & MURPHY LLP